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                                                                      EXHIBIT 11

                               CABOT CORPORATION

        Earnings per Common Share for the Year Ended September 30, 1995

                Statement Re: Computation of Per Share Earnings
                    (In thousands, except per share amounts)

                                                              Primary    Fully Diluted
                                                              -------    -------------
Shares of common stock outstanding at October 1, 1994,
         less treasury stock                                   37,991         37,991

Plus net weighted shares of treasury stock issued                  16             16

Plus common stock equivalents:

         Effect of convertible preferred stock conversion          -           3,075
         Effect of equity incentive awards                        719            858
                                                             --------       --------

Weighted average shares outstanding                            38,726         41,940
                                                             ========       ========

Income applicable to common shares                           $168,381       $168,381

Dividends on preferred stock                                       -           3,551

Preferred stock conversion compensation shortfall                  -          (2,315)
                                                             --------       --------

Earnings applicable to common shares                         $168,381       $169,617
                                                             ========       ========

Earnings per common share                                    $   4.35       $   4.04
                                                             ========       ========